DISTRIBUTION AND MARKETING AGREEMENT

This agreement is made by and between GELTECH SALES, LLC (hereinafter referred to as “Broker”) on the first part, and SKINNY NUTRITIONAL CORP., a Nevada corporation, with business offices located in Bala Cynwyd, Pennsylvania (hereinafter referred to as “Company”) on the second part and is effective as of the 27th day of February 2007(the “Effective Date”).

RECITALS

WHEREAS, Company is engaged in the sale and manufacture of diet products; and

WHEREAS, Company requires marketing and distribution for the mass distribution of its products for sale in the United States and NAFTA territories; and

WHEREAS, Broker has a network of retailers, including but not limited to, food, drug, convenience stores and specialty retailers as well as wholesalers and buyers who are capable of purchasing and reselling the products of Company; and

WHEREAS, Broker and Company mutually desire to enter into a marketing and distribution agreement for the United States;

THEREFORE, in consideration of the mutual undertakings and covenants of the parties hereto, it is agreed as follows:

1. Parties, Appointment and Purpose.   Company hereby appoints Broker as its marketing and distribution representative to sell Company’s Products within the Territory, as such Products and Territory are defined in Exhibit A to this Agreement. The Territory shall be exclusive except as set forth on Exhibit A. Both parties agree that the goal of this Agreement is to sell as much of the Products as possible while maintaining quality control, and preserving the image of Company’s brand and Broker’s goodwill with its customers while at all times dealing with each other fairly and in good faith.

2.  Broker’s Obligations.    Broker’s obligation under this Agreement is to use its best efforts to sell Company’s Products to eligible wholesale and retail accounts, buyers, distributors and direct store delivery providers in the Territory and to satisfy the “Sales Goals” set forth in Exhibit B. To perform such obligations, Broker shall solicit orders on behalf of the Company from wholesalers, retailers, buyers, distributors and direct store delivery channels at the prices and upon the terms of sale the Company establishes from time to time. The Company’s initial Product price sheet is set forth as Schedule A-1 to Exhibit A of this Agreement. All Product orders shall be submitted to the Company for acceptance and fulfillment. The Company in its sole discretion shall determine the amount and terms of credit, if any, to be extended to any customer, distributor or direct store delivery provider. Broker agrees to use its best efforts to execute the following duties and responsibilities: (a) to aggressively and diligently sell, promote, market and broker the Products, necessary Product information and literature of Company; (b) to have available all necessary Product and samples to promptly meet the needs of prospective buyers of the Products; and (c) to comply with all Company ordering procedures for the Products to ensure prompt delivery of Products.

3. Company’s Obligations.   Company’s obligation under this Agreement is to assure that Broker is furnished with Products and included in marketing decisions that affect the Territory. Company shall provide to Broker all necessary marketing and promotional literature, trademarked materials and artwork which may be used by Broker during the term of this Agreement in accordance with the trademark license provisions set forth below.

4. Representations and Warranties

4.1 Representations and Warranties of Broker. Broker hereby represents and warrants that it:

(a) has as of the Effective Date and will maintain throughout the Term, at least one (1) sales representative and one (1) direct store delivery provider that will support the Broker’s efforts pursuant to this Agreement; (b) will not engage in transshipping or otherwise violate the scope of the Territory defined herein; (c) will not market, distribute or sell any other diet products other than new items from Company; (d) will help Company protect its trademarked brands, intellectual property and trade dress from infringement, at Company’s expense; (e) will market and sell only Products of merchantable quality as described herein; (f) will be responsible for the actions any subagents; (g) has as of the Effective Date and will maintain throughout the Term, sufficient administrative and technical resources and personnel to enable it to handle electronic data interfacing, reporting requirements as requested by Company, undertake recurring sales forecasting as requested by the Company, product return management and in-store promotional arrangements and (h) will provide the Company with reasonable access to Broker’s sales people to “ride with” and to communicate and follow up on specific account information.

4.2 Mutual Representations and Warranties.

(a) No Default/Conflict. Broker and Company each represents and warrants to the other that its signing, delivery, and performance of this Agreement shall not constitute (i) a violation of any judgment, order, or decree, (ii) a violation of applicable local, state or federal law, or (iii) a material default under any material contract by which it or any of its material assets are bound. Broker and Company each further represents and warrants to the other that the performance of this Agreement will not conflict with or be hindered by any obligation of Broker or Company, respectively, under any other material agreement, whether in effect as of the Effective Date or entered into thereafter.

(b) Authorization. Broker and Company each represents and warrants to the other that (i) it has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement; and (ii) the signing, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized through requisite corporate action.

(c) Laws and Regulations. Broker and Company each represents and warrants to the other that (i) it shall comply with all applicable laws and regulations, relating to the marketing and sale of the Products and (ii) it has the state, federal and local licenses and permits necessary for it to perform under this Agreement and will maintain such licenses and permits throughout the Term. Broker further agrees to immediately notify Company in the event of the material violation of any law, regulation or ordinance that arises out of or relates to its marketing, brokerage or sale of the Products.

4.3 Disclaimer of Warranty. EXCEPT FOR THE WARRANTIES EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, BOTH PARTIES HERETO DISCLAIM ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTIBILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.  Commission; Payment Terms; Warrants.

(a) Commissions; Payment; Expenses. Company shall pay Broker a commission of [***] percent [***] of the Net Receipts received by Company from sales generated in the Territory exclusively through Broker’s direct and verifiable efforts. Net Receipts shall mean the gross amount collected by Company from purchasers of Products generated through Broker’s efforts, less: (i) discounts, refunds, rebates, chargebacks, retroactive price adjustments and any other allowances which effectively reduce the net selling price and (ii) actual product returns, credits and allowances; all as determined by Company in accordance with U.S. GAAP. Commissions shall be payable by the 30th day of the month following Company’s receipt of Broker’s invoices paid up to the last day of the previous month. Company may accept or reject orders and may require Broker to use Company’s forms and procedures. Company shall have no obligations hereunder to reimburse Broker for expenses incurred by Broker in connection with Broker’s performance hereunder. In the event that the Company desires the Broker to participate in trade shows, the Company shall reimburse Broker for all direct and indirect costs of the Broker in connection with such participation, provided, however, that Broker shall obtain prior consent from the Company for such expenditures.

(b) Warrants. For its services pursuant to the Agreement, the Company shall grant to Broker or its designees, as additional consideration, warrants to purchase a maximum of 1,500,000 shares of the Company’s common stock (the “Warrants”). The Warrants shall be exercisable for a period of seven years from the date of issuance at a per share exercise price equal to $0.24. In the event that the Company terminates the Agreement prior to the expiration of the initial Term due to a material breach committed by Broker or the Broker terminates the Agreement, up to 325,000 of the Warrants (whether vested or not) shall be deemed terminated and be cancelled. In the event that this Agreement is terminated by Company for its convenience prior to the expiration date of the initial Term, then all Warrants that were not vested as of such termination date shall be deemed vested and all of the Warrants shall remain exercisable for the period stated in the Warrant certificate. In addition, a maximum of 750,000 Warrants will be deemed cancelled and terminated in the event the Broker does not satisfy the performance conditions set forth in Exhibit B. All Warrants will contain customary provisions relating to the adjustment of the exercise price and number of shares of Common Stock issuable thereunder in the event of stock split, reverse stock split, stock dividend and like events. The Warrants shall also include a provision permitting the immediate cancellation of the redemption and termination provisions in the event that the Company enters into an agreement relating to a merger, acquisition or consolidation where the Company will not be the surviving entity or for a sale of all or substantially all of its assets. All Warrants shall include piggyback registration rights, subject to customary exceptions for registration statements relating to the Company’s option plans and mergers and acquisitions or post-effective amendments to any currently effective registration statement.

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) Representations of Broker. Broker understands and agrees that the Warrants and the shares of Common Stock issuable upon exercise of such Warrants (the “Warrant Shares”) shall bear a restrictive legend and be subject to such restrictions on their transfer as are set forth in Rule 144 of the Securities Act of 1933, as amended. Broker represents and warrants to the Company that (i) it is acquiring the Warrants for its own account for investment purposes only and not with a view to or for distributing or reselling such Warrants or the Warrant Shares or any part thereof; (ii) it is an “accredited investor” as defined in Rule 501(a) under the Securities Act; (iii) it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of acquiring the Warrants, has so evaluated the merits and risks of such investment and is able to bear the economic risk of holding the Warrants and Warrant Shares; and (iv) is not acquiring the Warrants as a result of any advertisement, article, notice or other communication published in any media channel or by general solicitation by a person not previously known to Broker.

6. Cooperation and Quality Control; Insurance.

(a) Quality. Broker shall promptly notify Company of any complaints and/or proceedings in the Territory relating to the Products. Broker shall provide Company with all reasonable cooperation and assistance to investigate the same and shall comply with any reasonable requests made by Company in the course of dealing with such complaints or proceedings.

(b) Reports and Meetings. Broker shall report the following information on Company’s forms on the a weekly basis: depletions, quarterly sales forecasts, annual sales plan review, sales by chain, number of accounts and promotional program results. Company and Broker agree to meet at least once every quarter for the purpose of joint planning. The primary objective of such meetings shall be to review Broker's performance during the preceding period, to develop plans to achieve annual sales and distribution plans and to negotiate the sales and distribution projections to be applied to this Agreement for future periods. Neither Broker nor Company shall be required to bear any costs of travel, room and board, etc., associated with the other party’s time or travel to attend such meetings.

7. Confidentiality. Each party agrees that it will (a) not use any confidential or proprietary information (“Confidential Information”) of the other party for any purpose not expressly permitted by this Agreement; (b) hold the other party’s Confidential Information in confidence using the same standard of care as it uses to protect its own confidential information of a similar nature, but in no event less than reasonable care; (c) not disclose the Confidential Information of the other to any third party without the other’s prior written consent, except as expressly permitted under this Agreement; and (d) limit access to the other’s Confidential Information to those of its employees or agents having a need to know who are bound by confidentiality obligations at least as restrictive as those set forth herein. Notwithstanding the foregoing, either party may make disclosures as required or requested by a court of law or any governmental entity or agency, including but not limited to disclosures required by any regulatory authority, provided that such party provides the other with reasonable prior notice to enable such party to seek confidential treatment of such information. The restrictions on the use and disclosure of Confidential Information shall not apply to any Confidential Information, or portion thereof, which (i) is or becomes publicly known through no act or omission of the receiving party; (ii) is lawfully received from a third party without restriction on disclosure; (iii) is already known by the receiving party at the time it is disclosed by the disclosing party without confidentiality restriction, as shown by the receiving party’s written records; or (iv) is independently developed by the receiving party without reference to the disclosing party’s Confidential Information. Each party acknowledges that a breach or threatened breach of this Section 7 would cause irreparable harm to the non-breaching party, the extent of which would be difficult to ascertain. Accordingly, each party agrees that, in addition to any other remedies to which a party may be legally entitled, the non-breaching party shall have the right to seek immediate injunctive or other equitable relief in the event of a breach of this Section 7 by the other party or any of its employees or agents.

8. Trademark License.

(a) Grant. Company is the owner and/or licensee of certain trade names, trademarks and service marks (collectively, the “Marks”) which constitute valuable intellectual property of Company and through substantial investments by Company have attached to them substantial goodwill and consumer recognition. The Marks that are the subject of this Agreement are shown in Exhibit A attached hereto and incorporated by this reference. Company hereby grants to Broker a non-exclusive, non-transferable right and license to use the Marks and the Design Work (defined below) solely in connection with marketing, promotion and distribution of the Products in accordance with the terms and conditions set forth in this Agreement. The Marks will not be used by Broker as the name, or any part of any name, of any corporation, partnership or other entity or proprietorship under which Broker transacts any business or any other product distributed, sold, marketed or promoted by Broker. Broker agrees not to take any action inconsistent with Company’s ownership of or rights to the Marks. Broker will not adopt, use, or attempt to register any trademarks or trade names that are confusingly similar to the Marks or in such a way as to create combination marks with the Marks. Company grants no rights in its Marks other than those expressly granted in this Section. Broker’s use of the Marks and Design Work is subject to the control and approval of Company in every respect, and any unauthorized use shall constitute an infringement of Company’s rights.

(b) Advertisements; Display. All advertising, sales and promotional materials for the Products or other use of the Marks or Design Work, whether in written, electronic or other form, shall be approved in writing by an authorized representative of Company before release to members of the public. Broker agrees to state in appropriate places on all materials using the Marks that such are trademarks of Company (or its licensors) and to include the symbol ™ or ® as appropriate. Upon request, Broker will modify or discontinue any use of the Marks if Company determines that such use does not comply with its then-current trademark usage policies and guidelines. As used herein, “Design Work” means all logos, artwork, photographs, designs, drawings, sketches and any related writings or other documentation produced by or on behalf of the Company to Broker in connection with the Products.

9. Proprietary Rights. Broker agrees that the Company’s Marks, Design Work, Products and Confidential Information (collectively, the “Company Property”), all intellectual property rights in, to and under such Company Property and all associated goodwill, are and shall remain the exclusive property of Company (or the Company’s licensors). Nothing in this Agreement or in the performance thereof, or that might otherwise be implied by law, shall operate to grant Broker any right, title, or interest in or to the Company Property other than as specified in the express, limited license grant herein. Broker’s use of the Company Property shall inure solely to the benefit of Company. Broker shall not contest the validity of, by act or omission, jeopardize, or take any action inconsistent with, rights or goodwill of Company in the Company Property.

10. Term and Termination.

(a) Term and Termination. This Agreement shall be effective as of the Effective Date and shall remain in force for an initial term of three (3) years. Thereafter, the Agreement shall be automatically extended for successive one-year terms unless either party shall give the other party written notice of its intention not to renew at least ninety (90) days prior to the expiration of the initial or then-current renewal term. The initial term together with any renewal term may be referred to herein as the “Term”. Either party may terminate the Agreement upon written notice in the event (i) the other party makes any assignment for the benefit of creditors or has any petition under bankruptcy law filed against it, which petition is not dismissed within sixty (60) days of such filing, or has a trustee or receiver appointed for its business or assets, or (ii) the other party is in material breach of any obligation under this Agreement, which default is incapable of cure or which, being capable of cure, has not been cured within thirty (30) days after receipt of notice of such default. It is agreed that by Broker that its failure to meet the performance criteria set forth in Exhibit B may be deemed by the Company to be a material breach of this Agreement. Notwithstanding the foregoing, the Company shall have the right to terminate this Agreement for its convenience upon 60 days prior written notice.

(b)  Effect of Termination.  Upon expiration or any termination, (a) Broker shall immediately discontinue every use of any Company Marks and Design Work or any language stating or suggestion directly or indirectly that Broker represents Company or its products; (b) within ten (10) days after the effective date of such expiration or termination, Broker shall return to Company (or shall make disposition of as directed by Company) all property belonging to Company in Broker's possession or control (such return or other disposition shall be at Company’s expense); and (c) the provisions of Section 5(b) with respect to the cancellation of Warrants, as may be applicable, shall automatically apply without further action on the part of either party. Broker shall cooperate fully with all reasonable requests made by Company or any such successor Broker in order to ensure the orderly transfer of the business related to the Products to such successor Broker. Broker shall be entitled to receive a commission on all products shipped for a period of twelve (12) months after the effective date of termination as long as Broker continues to service any ongoing customer. Sections 4, 7, 9, 10, 11, 12, 13 and 14 will survive the expiration or termination of this Agreement for any reason.

11. Mutual Indemnification.

(a) By Company. Company shall defend, hold harmless and indemnify Broker and its affiliates, and its and their respective directors, officers, agents and employees against any loss, claim, liability, suit, action, or expense (including, without limitation, court costs, litigation expenses and attorney fees), relating to or arising out of any claim or demand of any kind or nature which any buyer or user of the Products, or any other person, may make against Broker, based upon or arising out of: (i) defects in the Products, including but not limited to claims for alleged personal injury, for product defects, and breach of warranty or (ii) Company’s gross negligence or willful misconduct in performing its obligations under this Agreement, except to the extent that the separate intervening act of Broker or its employees, representatives or agents is the sole and proximate cause of such loss, liability or expense.

(b) By Broker. Broker shall defend, hold harmless and indemnify Company and its affiliates, and its and their respective directors, officers, agents and employees against any loss, claim, liability, suit, action, or expense (including, without limitation, court costs, litigation expenses and attorney fees), relating to or arising out of any claim or demand of any kind or nature which any person may make against Company, based upon or arising out of: (i) any unauthorized acts of Broker and/or its employees, representatives or agents or (ii) Broker’s gross negligence or willful misconduct in the performing its obligations under this Agreement, except to the extent that the separate intervening act of Company or its employees, representatives or agents is the sole and proximate cause of such loss, liability or expense.

(c) Procedures. The indemnified party shall: (a) give prompt notice of any claim for which indemnification is sought to the indemnifying party; (b) grant sole control of the defense or settlement of the claim or action to the indemnifying party (except that the indemnified party’s prior written approval will be required for any settlement that reasonably can be expected to require a material affirmative obligation of or result in any ongoing material liability to the indemnified party); and (c) provide reasonable cooperation to the indemnifying party and, at the indemnifying party’s request and expense, assistance in the defense or settlement of the claim. Notwithstanding the foregoing, the indemnification obligations hereunder shall not be relieved hereunder for failure to do the foregoing, or delay with so doing, unless the indemnifying party is prejudiced thereby. In addition, the indemnified party may, at its own expense, participate in its defense of any claim.

12. Limitation of Liability.  Except for liability arising out of a breach by either party of Section 9 (Confidentiality), or liability arising out of obligations under Section 11 (indemnification) in no event will either party be liable for any consequential, indirect, exemplary, special or incidental damages, including any lost profits or costs of procurement of substitute goods, arising out of or relating to this Agreement, t even if advised of the possibility of such damages.

13. Independent Contractor. Subject to Broker’s adherence to its obligations as set forth in this Agreement, the Company shall not exercise any control over the method and manner of Broker’s performance under this Agreement. This Agreement shall not constitute the formation of a partnership or joint venture agreement between Broker and Company and the Broker and Company shall be deemed independent contractors.

14. General Matters.

(a) Press Release. The parties shall cooperate with each other so that each party may issue a press release concerning this Agreement to be released within four (4) business days after the Effective Date of this Agreement, provided that each party must approve, in writing, such press release prior to its release. Notwithstanding the foregoing, however, the Company shall have the full right and ability to make all disclosures of this Agreement and its relationship with Broker as it may be required to do in complying with its obligations under the Securities and Exchange Act of 1934, as amended, and the regulations promulgated thereunder by the U.S. Securities and Exchange Commission.

(b) Governing Law, Entire Agreement; Amendments. This Agreement has been made in the Commonwealth of Pennsylvania and shall be construed and governed in accordance with the laws thereof without giving effect to principles governing conflicts of law. This Agreement shall be the entire Agreement between the parties on the subject matter hereof and all other agreements or representation, be they oral or written, shall be void. This Agreement may not be amended except by a writing signed by both parties and shall supersede any and all prior discussions between the parties concerning the subject matter. No waiver by either party of a right on any one occasion shall constitute a waiver of such right on another occasion, and all such claimed waivers must be in writing signed by the party against whom the waiver is claimed.

(c) Enforceability of Clauses. In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect. Subject to the consent of both Parties, such consent not to be unreasonably withheld, if any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

(d) Miscellaneous. All notices shall be effective as of the date mailed or telecopied to the address and telecopier number set forth below. This Agreement may be signed in counterparts, which together shall constitute one Agreement. Broker may not assign this Agreement or its rights or obligations hereunder without the express prior written consent of Company. This Agreement shall be binding upon the successors and assigns of each of the parties hereto.

IN WITNESS WHEREOF, both parties have negotiated this Agreement freely and in good faith with the assistance of their counsel, acknowledge having read all of the terms of the Agreement and the exhibits, fully understand that they are each obligated to fulfill the promises they have made to each other and have caused their respective duly authorized representatives to execute this Agreement as of the Effective Date.

Skinny Nutritional Corp. By: _______________________ Donald J. McDonald, Chief Executive Officer and President	GelTech Sales LLC By:_________________________ Name: William Whalen Title: Chairman
Address for Notice: Three Bala Plaza, Suite 117 Bala Cynwyd, PA 19006 Attention: Chief Executive Officer	Address for Notice: 423 N.E. 2nd Avenue Hallendale Beach, FL 33009 Attention: President

EXHIBIT A

PRODUCTS, TERRITORY, EXCLUSIVITY AND TERMS OF SALE

1. Products: Skinny Water, Skinny on the Go

Company may at its sole discretion reformulate any of the Products and or flavors or discontinue them, so long as all flavors are not discontinued.

2. Prices: Attached as Schedule A-1 is Company’s current price list for the Products. Company may amend this price list upon 30 days’ written notice to Broker.

3. Territory: United State of America and all territories covered by the North American Free Trade Agreement.

4.  Exclusivity: Except as set forth below, the Territory shall be exclusive.

5. Exceptions to Exclusivity: Notwithstanding paragraph 4 of this Exhibit A, Company may market, sell, distribute and exploit the Products in the Territory in accordance with the following:

(a) Failure to Satisfy Targets. In the event that the Broker is not successful in achieving the Sales Goals set forth on Exhibit B, the party’s agree that the Company may, at its option, either terminate this Agreement for breach or that the exclusive nature of Broker’s hereunder shall immediately terminate.

(b) National/Regional Accounts. Company shall have the full right to sell Product to any National or Regional Account and the Broker shall give the Company its fullest cooperation to assist the Company or its designated Company to supply Product to the National or Regional Account in question and to support any marketing or promotional activities initiated or endorsed by the Company for that National or Regional Account. Such accounts will also include accounts that (i) require warehouse deliveries in lieu of direct-store-delivery or (ii) only permit deliveries from designated Brokers. Provided these accounts do not re-sell on a wholesale basis, the Company will service these accounts exclusively and directly, without obligation to Broker.

(c) New York State. Broker acknowledges that the Company currently has a contractual relationship for the distribution of its Skinny Water with an independent beverage distributor covering the following counties; New York, Kings, Queens, Bronx, Richmond, Nassau and Suffolk. Broker agrees not to take any action which may result in the Company being held in breach of such other agreement or otherwise liable for any penalties or damages thereunder.

(d) Promotional Accounts. Promotional Accounts shall be accounts targeted primarily for their strong market presence. Company shall notify Broker of all Promotional Accounts and Broker shall not be entitled to any commission for any sales to Promotional Accounts located within the Territory. The parties agree that the following Promotional Accounts shall be deemed to be the exclusive list of accounts that satisfy this provision unless amended by a mutually executed supplement: Target.

(e) Non Store Accounts. Company expressly reserves unto itself and/or its agents the right to sell Products within the Territory to all accounts that will not accept store delivery, inclusive of internet fulfillment services and electronic media accounts.

(f) In the event that Broker does not carry all of Company’s Products, Company has the right to assign a second Broker in the same area for the Product(s) not carried by Broker.

6.  Licensed Trademarks: Pursuant to the terms and conditions of this Agreement, the Company hereby licenses or sublicenses to Broker the following trademarks: Skinny Water®, Skinny on the Go™, Skinny Meals™, and Skinny Weight Loss Systems™.

Initialed:    __________ [Company]   ___________ [Broker]

Dated: February 27, 2007

SCHEDULE A-1

Price List

[to be inserted]

EXHIBIT B

SALES GOALS AND PROMOTIONAL TERMS

(1)  SALES GOALS

Product Name	Period	Target Number of Stores
Skinny Water, Skinny on the Go and other Products covered by this Agreement	24 months from the date of product availability for retail distribution.	20,000

During the Term of the Agreement, the parties agree to meet prior to the anniversary date to establish sales goals for the upcoming year. Sales goals for periods subsequent to those set forth in the above table will be determined based previous years sales and distribution performance plus a reasonable increase or decrease taking into consideration previous years trends, market conditions and new opportunities.

(2)   PROMOTIONS, POINT OF SALE MATERIALS, SAMPLES AND SERVICES

  Company shall bear the costs of all Product samples used in the Territory. Broker and Company shall pay the cost of any discount and incentive programs. Company will pay the cost of all promotional merchandise including permanent signage, and display furniture; such items to be valued at Company’s actual cost. Broker shall provide no less a service to its customers who purchase the Products than it does for other products which it sells and shall maintain an appropriate sales force, delivery system and take other appropriate measures to increase sales and distribution of the Products in the Territory.

        All paper point-of-sale and promotional materials produced by Company shall be made available to Broker at no cost to Broker in such amounts and at such times as Company determines, in its sole discretion. Broker may not, without Company's prior written consent, create or procure the creation of any advertising or promotional materials for the Products and Broker shall at Company’s request assign or procure the assignment of copyright and other intellectual property rights in any such material. Broker's and Company’s marketing activity, which includes incentive programs, local event participation, promotional merchandise, samples, advertising or special promotional programs, will be the subject of separate agreements between Company and Broker made from time to time. Broker will, prior to incurring an expense for which it expects reimbursement from Company, in whole or in part, obtain Company’s prior written approval.

Initialed:    __________ [Company]   ___________ [Broker]

Dated: February 27, 2007